Exhibit 10.1

MASTER COMMERCIALIZATION AND COLLABORATION AGREEMENT

THIS MASTER COMMERCIALIZATION AND COLLABORATION AGREEMENT (including the appendices and addenda hereto, this “Agreement”) is entered into and effective as of July 1, 2026 (the “Effective Date”) by and between Ergon Asphalt & Emulsions, Inc., a Mississippi corporation whose principal place of business is 2829 Lakeland Drive, Flowood, MS 39232 (“Ergon”), and Verde Renewables, Inc., a Missouri corporation whose principal place of business is 8112 Maryland Ave., Suite 400, St. Louis, MO 63105 (“Verde”, and together Ergon, the “Parties” or each, a “Party”).

Recitals

WHEREAS, Verde possesses knowledge, experience and related innovative technologies for the use of Biochar in road construction and other applications and provides support services to parties desiring to utilize Biochar in such applications; and

WHEREAS, Ergon, the largest supplier of asphalt and pavement preservation products in the United States, desires to develop, manufacture, and commercialize sustainable asphalt, pavement preservation, and related infrastructure products utilizing Biochar with the goal of creating long-term sustainable infrastructure solutions; and

WHEREAS, in furtherance of Ergon’s goals, Verde desires to supply Verde Product to Ergon, support ongoing material improvements, and manage carbon credit generation and monetization associated with the use of compositions containing Ergon Product supplied by Ergon and Verde Product supplied by Verde; and

WHEREAS, Ergon desires Verde to supply Verde Product on a preferred vendor basis as provided for herein in support of such use and such compositions, in each case pursuant to the terms and conditions of this Agreement and any supplemental agreements or addenda to this Agreement that incorporate the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1. Definitions

a. “Affiliate” means, with respect to any entity, any other entity or individual controlling, controlled by or under common control with such entity. The term “control” as used in the preceding sentence means the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the equity interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity; provided, however, that with respect to Ergon, “Affiliate” shall refer solely to Ergon’s direct or indirect subsidiaries and also Crafco, Inc.

b. “Background Intellectual Property” or “Background IP” means any and all Intellectual Property owned, developed, acquired, or controlled by a Party: (i) prior to the Effective Date of this Agreement; or (ii) generated or acquired by a Party independently of this Agreement and without any use of or reference to the Confidential Information or unpublished Intellectual Property of the other Party.

c. “Biochar” means a spectrum of black carbon forms produced from biogenic biomass sources (including, without limitation. wood chips, wood waste, other forestry waste, almond or nut shells, plant residues or other agricultural waste products) for the purpose of transforming the biomass carbon into a more stable form (carbon sequestration).

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d. “Confidential Information” means all information that is of a non-public, confidential, or proprietary nature and that a Party (“Disclosing Party”) provides to the other Party (“Recipient”) under this Agreement, including without limitation know-how, technical information, financial and accounting information (including results of operations), business plans, provisional patents or patent applications, trade secrets, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, data, and customer and supplier lists. “Confidential Information” shall not include information that Recipient can establish by documentary evidence: (i) was in the public domain or in Recipient’s possession at the time of disclosure; (ii) later became part of the public domain through no act or omission of Recipient, its employees, agents, successors, assigns, or Representatives in breach of this Agreement; (iii) was lawfully disclosed to Recipient by a third party having the right to disclose and was not subject to any obligation of confidentiality; or (iv) was independently developed by Recipient without use of or reference to the Disclosing Party’s Confidential Information, as conclusively evidenced by the Recipient’s written records.

e. “Ergon Product” means Ergon’s (or any Ergon Affiliate’s) [REDACTED].

f. “Ergon-Verde Product” means an Ergon Product containing Verde Product.

g. “Improvements” means any invention, development, or modification made by a Party or its Affiliate during the Term and relating to the composition, testing, manufacture, commercialization, method of use or other exploitation of asphalt, construction or other building materials containing or combined with Biochar.

h. “Initial Term” means the period commencing on the Effective Date and continuing for ten (10) years thereafter.

i. “Intellectual Property” means any and all proprietary rights, title, and interests protected, created, or arising under the laws of the United States or any other jurisdiction, including: (i) inventions, patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all goodwill associated therewith; (iii) copyrights, copyrightable works, website content, and database rights; (iv) trade secrets, know-how, formulations, compositions, manufacturing and production processes, technical data, designs, drawings, specifications, customer lists, and business methodologies; and (v) any registrations, applications, renewals, or extensions for any of the foregoing.

j. “Project” means any project on which the Parties agree to work together on pursuant to the terms of this Agreement to incorporate, use, market, sell or distribute any Ergon-Verde Product, in each case as set forth in an Addendum to this Agreement.

k. “Renewal Term” means a period of five (5) years.

l. “Representatives” has the meaning set forth in Section 8.b.

m. “Services” has the meaning set forth in Section 2.

n. “Term” means the Initial Term together with, if applicable, the Renewal Term.

o. “Verde Product” means any Biochar purchased by Ergon, or Ergon’s customers or other third parties at Ergon’s initial introduction, from Verde, a Verde Affiliate or a supplier sourced by Verde, including Biochar Solutions LLC and its Affiliates.

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2. Verde Services. Verde shall, at Ergon’s request and in coordination with Ergon, use commercially reasonable efforts to perform the services described in Appendix 1 attached hereto and incorporated herein (as defined therein, the “Services”).

3. Rights and Responsibilities

a. Ergon

i. Ergon Efforts. In general, Ergon and its Affiliates will use good faith efforts to develop, manufacture, commercialize, market, sell, and distribute compositions containing or using Verde Product as provided for in this Agreement, provided that Verde Products satisfy Ergon’s or Ergon’s customer’s volume, quality, pricing or delivered pricing requirements, as determined in Ergon’s reasonable discretion.

ii. Preferred Vendor Status. During the Term and subject to Section 3.a.i, Verde shall be Ergon’s preferred vendor of Biochar in the form of Verde Product on the following terms:

(A) Use by Ergon. Should Ergon or any of its Affiliates desire to use Biochar directly for their own account in the formulation, use, marketing or distribution of any Ergon Product, Ergon shall afford Verde the first opportunity to provide Verde Product to satisfy Ergon’s commercial needs for Biochar with respect to the applicable Project. Ergon will provide Verde with reasonable written notice of the proposed Project and first opportunity to quote on the terms set forth in such notice. The Parties shall discuss the terms of any such Project for a period of not less than [REDACTED] following Ergon’s notice (unless the Parties mutually come to agreement earlier). If the Parties agree on the terms of such proposed Project, the terms thereof shall be memorialized in an Addendum to this Agreement in the form of Appendix 2A (each, an “Addendum” and collectively the “Addenda”). If by the end of the [REDACTED] discussion period the Parties have not reached an agreement, Ergon may purchase or source Biochar from another vendor of its choice.

(B) Initial Project. The terms of the initial Project, relating to cold paving Ergon-Verde Product, are memorialized on Appendix 2, which terms are hereby agreed to and which Appendix shall be executed by the Parties concurrently with the execution of this Agreement.

(C) Use by Ergon Customers. During the Term, Ergon shall use its good faith efforts to market and, if applicable, sell, Ergon-Verde Product on a preferred basis to Ergon’s customers, without legally binding minimum purchase requirements (except as may be expressly provided in an Addendum). Should such customers desire to use Ergon-Verde Product, such use shall be memorialized as a Project in an Addendum or in a direct agreement between Verde and such customer to supply Verde Product to such customer.

iii. Control by Ergon. With respect to Ergon-Verde Products, Ergon will use reasonable efforts to foster [REDACTED]. Ergon will retain sole control over [REDACTED]. However, but without limiting the generality of the foregoing, Ergon shall reasonably cooperate with and keep Verde informed regarding the foregoing processes with respect to Ergon-Verde Product and related services and other commercial matters in order to allow Verde to provide the Services required hereunder.

iv. Economic Rights Retained. Subject to the consideration to be paid to Verde under this Agreement or an Addendum hereto, Ergon shall retain all rights to sales revenues, margins, and pricing associated with Ergon Products and Ergon-Verde Products, without revenue or margin sharing. Similarly, except as provided for in this Agreement, Verde shall retain all rights to sales revenues, margins, and pricing associated with Verde Products, without revenue or margin sharing.

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b. Verde. Verde shall, with respect to Verde Products, (i) use reasonable efforts to foster Biochar technology development and Verde Product production and supply, (ii) use commercially reasonable efforts to collaborate with Ergon on continuous improvement of Verde Product performance, (iii) provide carbon methodology and lifecycle analysis support, carbon registry management, carbon verification processes, and carbon credit monetization, and (iv) provide environmental, social, and governance (ESG) documentation and sustainability reporting support.

c. Cooperation; Coordination of Efforts. With respect to Ergon-Verde Products, the Parties shall collaborate on (i) material optimization, (ii) performance optimization, (iii) field validation, and (iv) technical integration. Subject to Section 3.a.iii., Ergon shall retain final authority on formulation and mix design decisions for Ergon-Verde Products. The Parties shall have periodic coordination meetings, either in person or by electronic communication, to review technical progress, commercialization status, and carbon program execution.

d. Permits. Each Party shall, at its own expense, obtain all permits, registrations, and approvals required by applicable law to perform its respective obligations under this Agreement, including, in the case of Ergon, those required to manufacture, market, and sell Ergon-Verde Products.

e. Anti-Bribery Compliance. Each Party shall adopt and implement policies to ensure compliance with the U.S. Foreign Corrupt Practices Act, and any other anti-bribery or anti-corruption laws of any country in which either Party does business (“Anti-Bribery Laws”), U.S. export control laws and Office of Foreign Asset Control regulations concerning embargoed countries and prohibited parties. Notwithstanding anything in this Agreement to the contrary, neither Party shall retain any of the payments received from the sale of Ergon-Verde Product which result from a violation of Anti-Bribery Laws or this Section 3.e.

f. No Additional Terms; Prohibited Business Practices. Neither Party shall be obligated to any third parties with whom the other Party may make proposals or agreements contrary to this Agreement. Neither Party shall: (i) engage in any deceptive, misleading or unlawful practices that would reasonably be expected to be detrimental to the other Party and its products or services (including, without limitation, any disparagement of the other Party and its products or services); (ii) make any knowingly false or misleading representations with regard to the other Party or its products and services; (iii) publish or use, or cooperate in the publication or use of, any misleading or deceptive advertising materials relating to the other Party or the Product; or (iv) make any representations, warranties or guarantees to any third parties or to the trade press with respect to the specifications, features, or capabilities of the Ergon-Verde Products that are inconsistent with the specifications and documentation for the Ergon-Verde Products created and agreed to by the Parties.

4. Term and Termination

a. Term. This Agreement shall be for the Initial Term. Upon the expiration of the Initial Term, this Agreement shall automatically renew for the Renewal Term, unless at least six (6) months prior to the expiration of the Initial Term, either Party provides notice to the other Party that it wishes to terminate this Agreement at expiration of the Initial Term.

b. Termination. A Party may terminate this Agreement, upon delivery of written notice to the other Party, if any of the following occur:

i. The other Party fails to make any undisputed payments when due under this Agreement, and such failure continues for a period of [REDACTED] after receiving notice from the other Party; or

ii. The other Party or their Affiliates are in material breach of any provision of this Agreement (other than an obligation to make payment), and does not cure such breach within [REDACTED] after receiving notice from the non-breaching Party; or

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iii. Immediately, without the necessity of any action being taken by Verde or Ergon, if (i) Ergon or Verde becomes insolvent or the subject of a proceeding under any bankruptcy or re-organization law, (ii) Ergon or Verde elects or takes steps to liquidate its assets or dissolve its business, (iii) Ergon or Verde ceases its business operations, (iv) Ergon or Verde makes an assignment for the benefit of creditors, or (v) the business or assets of Ergon or Verde are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Ergon or Verde or otherwise.

c. Effect of Termination or Expiration. Upon expiration or termination of this Agreement:

i. Each Party shall tender payment of all accrued amounts and other payments due to the other Party under this Agreement or any agreement that incorporates this Agreement as of the effective date of termination;

ii. Verde shall deliver or cause to be delivered all contracted but undelivered Verde Product; and

iii. Nothing in this Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination.

d. Leadership Continuity.

i.	Verde acknowledges and agrees that Ergon considers Mr. Jack Wong, in his capacity as Chief Executive Officer of Verde’s parent company, Verde Resources, Inc. (“Verde Resources”), and Mr. Eric Bava, in his capacity as Chief Operating Officer of Verde Resources (together, the “Key Executives”), to be essential to the success of the strategic relationship and the performance of this Agreement. Ergon’s willingness to enter into and maintain this Agreement is materially based on the leadership, vision, and expertise of the Key Executives, which Ergon believes are critical to ensuring the productive direction of Verde and the matters contemplated by this Agreement. Accordingly, in the event either Key Executive is removed or otherwise ceases to serve as Chief Executive Officer or Chief Operating Officer of Verde Resources, respectively, for reasons other than (i) voluntary resignation/departure, or (ii) termination for “Cause” (as defined in such executive’s employment agreement), including, without limitation, removal or displacement arising from boardroom dynamics, shareholder actions, or other governance matters that, in Ergon’s reasonable judgment, could alter the strategic direction of Verde, such occurrence shall constitute a “Leadership Change.”

ii.	In the event of a Leadership Change, Ergon shall have the right, in its sole discretion, to terminate this Agreement upon sixty (60) days’ prior written notice to Verde, without penalty, liability, or damages of any kind, except for obligations accrued prior to the effective date of such termination. For the avoidance of doubt, this provision is intended solely as a commercial safeguard to protect the business relationship between the Parties and does not confer upon Ergon any right to participate in or influence the governance, management, or decision-making of Verde.

iii.	During the sixty (60) day period after notice of termination due to a Leadership Change is provided by Ergon, the Parties agree to mutually and in good faith assess the circumstances of the Leadership Change and the then current business relationship between Verde and Ergon, with a view towards either continuing the business relationship on the terms of this Agreement or such other terms as may be mutually agreed upon, or winding down such relationship in an orderly fashion so as to minimize the disruption to the respective business and customers of Verde and Ergon.

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e. The provisions of Sections 4.c (Effect of Termination or Expiration), 7 (Intellectual Property Matters), 8 (Confidentiality), The provisions of Sections 4.c (Effect of Termination or Expiration), 7 (Intellectual Property Matters), 8 (Confidentiality), 10 (Warranties; Disclaimer of Warranties), 11 (Limitation of Liability), 12 (Indemnification), 13 (Insurance), 14 (Notices), and 16 (General Provisions) shall survive any termination or expiration of this Agreement.,.

f. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN THE EVENT OF ANY TERMINATION THAT IS IN ACCORDANCE WITH THIS AGREEMENT, EXPIRATION OR FAILURE TO AGREE UPON AN EXTENSION OF THE TERM, FOR COMPENSATION, REIMBURSEMENT OR DAMAGES OF ANY KIND RELATED TO SUCH TERMINATION, INCLUDING WITHOUT LIMITATION FOR THE LOSS OF PROSPECTIVE PROFITS, OR ANTICIPATED SALES, ON ACCOUNT OF EXPENDITURES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS, LOSS OF GOODWILL OF SUCH OTHER PARTY,OR FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES.

5. Biochar Supply. In addition to the agreement of the Parties set forth on Appendix 2 to this Agreement, the Parties additionally agree as follows:

a. Negotiations for Future Minimum Amounts. Commencing for the calendar year starting January 1, 2027, and for each calendar year thereafter during the Term, the Parties shall in good faith discuss whether to implement required minimum purchase obligations with respect to Ergon’s purchase (including direct sales by Verde to customers introduced by Ergon) of Verde Product from Verde (the “Minimum Purchase Amounts”) taking into consideration customary industry factors including, without limitation, commercially viable quantities, historical sales volumes, performance of the product, current market conditions, alternate technologies, and forecasted volume demand. The Parties shall endeavor in good faith to agree on any Minimum Purchase Amounts for a calendar year no later than thirty (30) days prior to the commencement of each such calendar year.

For the avoidance of doubt, it is agreed that Ergon shall not be obligated to agree to a Minimum Purchase Amount. However, once a Minimum Purchase Amount is agreed to for any year, the Parties will in good faith establish a Minimum Purchase Amount for each subsequent calendar year during the Term, considering customary industry factors including, without limitation, commercially viable quantities, historical sales volumes, performance of the product, current market conditions, alternate technologies, and forecasted volume demand. Verde expressly acknowledges that, following the establishment of a Minimum Purchase Amount, the Minimum Purchase Amount for any given year may be less than the Minimum Purchase Amount for the prior year based on the foregoing factors.

b. Additional Applications. Verde and Ergon agree that, as additional applications of Ergon-Verde Products beyond cold paving Ergon-Verde Product are developed and commercialized (including, but not limited to, roofing and shingles, hot mix asphalt (HMA), and other future applications), the Parties will negotiate in good faith to establish mutually agreed- commercial terms (including any agreed revenue sharing or royalty arrangements) related to such additional applications to be memorialized in an Addendum or other amendment to this Agreement.

c. Additional Terms and Conditions. Purchases of Verde Product by Ergon or its Affiliates (as the case may be) shall be subject to the additional terms and conditions set forth in Appendix 3 attached hereto and incorporated herein by reference.

d. Direct or Competing Sales. Verde shall retain the right to make direct sales of Verde Product to Ergon or Ergon’s customers or other third parties and Ergon shall retain the right to purchase Biochar from suppliers other than Verde, subject to the provisions of this Agreement related to Verde’s preferred vendor status.

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6. Carbon Credits.

a. Verde shall manage the execution of a carbon credit program including registration, methodology management, verification, registry management, and credit sales. Biochar carbon removal credits shall be generated from: (i) bulk mixing, and (ii) packaged mix of Ergon-Verde Products.

b. Verde shall provide to Ergon a percentage of the net proceeds (after agreed third-party costs including verification and registry fees) of Verde’s share of the Biochar carbon removal credits generated from the mixing of Ergon-Verde Products, in each case as provided in the Addenda. Notwithstanding the foregoing, Verde shall not be required to provide to Ergon any carbon credits generated from the mixing of the final bio-asphalt surface material that includes Biochar purchased from a supplier other than Verde, its Affiliates or a Verde-brokered supplier (including Biochar Solutions LLC and its Affiliates).

c. Verde shall implement a dedicated software system to track Verde Product sales and distribution, capture and manage life cycle assessment data, and record the generation of all related Biochar carbon removal credits.

d. No later than one month after the last day of each calendar quarter, Verde shall deliver to Ergon a true and accurate written report, providing details relating to Biochar carbon removal credits. This report shall include at least (i) an itemization of Verde Product sales to Ergon and third parties, (ii) life cycle assessment data, (iii) any cost deductions, and (iv) Verde’s calculation of Biochar carbon removal credits.

e. Ergon shall have the right, upon at least [REDACTED] prior written notice and no more than once per calendar year, to audit (or have an independent third-party auditor audit) Verde’s records relating to carbon credit revenues, expenses, and the calculation of amounts payable to Ergon hereunder. Such audit shall be conducted during normal business hours at Verde’s offices and at Ergon’s expense, unless the audit reveals an underpayment of more than five percent (5%), in which case Verde shall bear the cost of the audit and promptly pay the deficiency.

7. Intellectual Property Matters.

a. Non-Circumvention. Neither Party shall, nor shall they permit, assist, or encourage any third party to deconstruct, disassemble, decompile or reverse engineer the other Party’s products (Verde Product and Ergon Product, respectively and as the case may be) or use any Background Intellectual Property of the other Party for purposes of circumventing the other Party or frustrating the purpose or intent of this Agreement.

b. Ownership of Improvements. The Parties contemplate that each may make Improvements, and that each will retain ownership of its Improvements.

c. Disclosure of Foreground IP. The Parties anticipate that the combination of their respective Background IP may result in the discovery, creation, development, or reduction to practice of new Intellectual Property, modifications, or derivatives (collectively, “Foreground IP”). Should any Foreground IP be created or discovered by a Party, such Party shall undertake reasonable efforts to disclose and discuss the same to and with the other Party. For the avoidance of doubt, the Parties shall be under no legally binding obligation to develop, create or reduce to practice any Foreground IP.

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d. Ownership of Foreground IP. If any Foreground IP is jointly conceived by employees, agents, or contractors of both Parties during the Term (“Joint Foreground IP”), the Parties shall identify the same negotiate and agree in writing in good faith as to the ownership and other rights associated with such Joint Foreground IP. While the ownership and other rights associated with any Joint Foreground IP shall be subject to such good faith negotiations, the Parties acknowledge and agree that neither Party shall commercially exploit, license, sell, or assign any Joint Foreground IP without the express prior written consent of the other Party.

e. Infringement by Third Parties. If either Party becomes aware of any infringement or potential infringement of the other Party’s Intellectual Property by any third party, it shall promptly notify the other Party of such infringement in writing. The Parties shall thereupon confer together as to what steps are to be taken to stop or prevent such infringement.

8. Confidentiality

a. Protection of Confidential Information. Recipient agrees that all Confidential Information disclosed by Disclosing Party: (i) shall be held in strict confidence by Recipient, (ii) shall be used by and under authority of Recipient only for purposes reasonably in connection to the performance of Recipient’s obligations under, and otherwise in fulfillment of the purpose of, this Agreement, and (iii) shall not be disclosed by Recipient, its agents or employees, or input into any public facing internet search or large language model (such as Chat GPT, Gemini, Claude, Grok or the like) without the prior written consent of Disclosing Party or as authorized in this Agreement. Recipient’s obligation of confidentiality includes, without limitation, using at least the same degree of care with Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

b. Disclosure to Representatives. Recipient is permitted to disclose Confidential Information of the Disclosing Party to those of its owners, directors, officers, employees, agents, attorneys, accountants or Affiliates (those of the foregoing who receive the Confidential Information of the Disclosing Party, collectively, “Representatives”), on a need-to-know basis who require access to such information for purposes of this Agreement, provided such individuals are bound by terms of confidentiality no less restrictive than those contained herein. Recipient shall retain liability for the breach by its Representatives of the terms of this Agreement applicable to Representatives and shall immediately notify the Disclosing Party of any unauthorized disclosure or other breach.

c. Disclosure Required by Court Order or Law. If Recipient is required to disclose Confidential Information of the Disclosing Party pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, Recipient may disclose such Confidential Information to the extent required, provided that Recipient shall provide Disclosing Party with reasonable advance notice to enable Disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information of the Disclosing Party so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information of the Disclosing Party protected pursuant to this Section 8.

d. Copies. Recipient agrees not to copy or record any of the Confidential Information, except as reasonably necessary to exercise its rights or perform its obligations under this Agreement and for archival purposes.

e. Return or Destruction of Confidential Information. Upon the expiration or termination of this Agreement, Recipient shall promptly return to the Disclosing Party all Confidential Information, samples, and copies of the Disclosing Party’s Confidential Information, or destroy all such copies and certify such destruction in writing to the Disclosing Party; provided, however, that Recipient may retain copies of Confidential Information (i) to the extent required by applicable law or regulation, or (ii) stored on routine backup or archival systems, subject to continued confidentiality obligations under this Agreement.

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f. Continuing Obligations. The Parties’ confidentiality obligations under this Agreement will survive termination of this Agreement for a period of five (5) years, except as to a Disclosing Party’s trade secrets, in which case such obligations shall continue until such information is no longer a trade secret under applicable law. due in no way to the fault of Recipient.

g. Copyright Notice. The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality under this Agreement.

h. Securities Law Compliance. Ergon acknowledges that Verde is a publicly-traded company and that Ergon is a stockholder of Verde. Ergon further acknowledges that it is aware that the United States securities laws generally prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Ergon further acknowledges that certain Confidential Information (such as sales or margin data, or know-how of Verde) may constitute “material non-public information” of Verde for purposes of the U.S. federal securities laws. Ergon agrees that Ergon and its Representatives are prohibited from purchasing or selling Verde securities based on the nonpublic, material Confidential Information and from communicating such Confidential Information to others in connection with the purchase or sale of Verde securities. Notwithstanding any language herein to the contrary, Ergon’s obligations under this Section 8.h. shall remain in effect for as long as the Confidential Information remains material or has not been widely disseminated.

9. Public Disclosure. Verde shall afford Ergon and its counsel with a reasonable opportunity (but in no event less than three (3) business days) to review and comment upon any portion of any press release, filing, other public disclosure, or planned statements to third-parties made by or on behalf of Verde characterizing the nature, scope, or purpose of this Agreement or the potential transactions and activities contemplated hereby or the relationship between the Parties prior to any such disclosures being made (whether publicly or to third-parties), and shall give due consideration to all such comments. For the avoidance of doubt, Verde shall not be required to submit for review any disclosure that repeats the terms of this Agreement verbatim or if such disclosure mirrors a previously reviewed disclosure in all material respects.

10. Warranties; Disclaimer of Warranties

a. Each Party represents and warrants to the other Party as follows: (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted; (ii) it has full power and authority to execute, deliver and perform this Agreement; (iii) this Agreement constitutes a legally binding and valid obligation of the Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally; (iv) the execution, delivery and performance of this Agreement by a Party and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which a Party thereof is a party; (v) to a Party’s knowledge, there is no action, suit, litigation, claim, administrative action, or investigation or proceeding by a governmental authority or other person pending or currently threatened in writing against or affecting a Party or its Affiliates that questions the validity of this Agreement or the right of a Party to enter into this Agreement or consummate the transactions contemplated hereby and, to a Party’s knowledge, there is no basis for the foregoing; (vi) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority, or any third party, on the part of a Party or any Affiliate thereof is required in connection with the execution, delivery and performance of this Agreement (subject to such approvals and consents of Federal, state or local authorities as may be required in connection with execution of a Project); and (vii) it is solvent and fully capable of fulfilling its obligations pursuant to this Agreement.

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b. Verde represents and warrants that (i) it shall perform the Services in compliance with all applicable laws, regulations, and ordinances; (ii) it has not granted to any third party any rights that are in conflict with the terms and conditions of this Agreement; (iii) there are no third party intellectual property rights (including any patent rights) that were or would be infringed, misappropriated, or otherwise violated by Ergon’s use of biochar purchased from Verde; (iv) the Verde Product sold by Verde to Ergon shall conform to the mutually agreed-upon specifications for the Verde Product; and (v) the Verde Product will not be toxic as defined in applicable federal, state or local or laws relating to pollution or protection of human health or the environment. Except for the representations and warranties made in this Agreement, Verde makes no representations, warranties, or guarantees of any kind whatsoever with respect to the Services or any information provided to Ergon, whether express, implied, oral, written, or otherwise, including but not limited to warranties of fitness for a particular purpose. For the avoidance of doubt, Verde’s express warranties regarding the Verde Product, including the warranty of conformance to specifications, shall not be limited by this disclaimer.

c. Each Party represents and warrants that (i) it will not take any public action to challenge the other Party’s rights, title, and interest in and to such other Party’s intellectual property rights; and (ii) it shall perform under this Agreement in compliance with all applicable laws, regulations, and ordinances.

11. Limitation of Liability. EXCEPT FOR (1) OBLIGATIONS TO MAKE PAYMENT UNDER ANY AGREEMENT THAT INCORPORATES THE TERMS OF THIS AGREEMENT, (2) LIABILITY FOR INDEMNIFICATION, OR (3) LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, OR LOST PROFITS OR REVENUES OR BUSINESS INTERRUPTION, ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

12. Indemnification

a. Indemnification by Ergon. Ergon agrees to defend, hold harmless, and indemnify Verde, its Affiliates, and each of their directors, officers, employees, contractors, agents, and Representatives (the “Verde Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands of third parties (“Third Party Claims”) brought against Verde Indemnified Parties to the extent arising out of or resulting from a material breach of this Agreement by Ergon, its Affiliates, or their directors, officers, employees, agents, or Representatives; provided, however, that Ergon shall have no obligations under this Section with respect to Third Party Claims to the extent arising out of or resulting from any act of the Verde Indemnified Parties.

b. Indemnification by Verde. Verde agrees to defend, hold harmless, and indemnify Ergon, its Affiliates, and each of their directors, officers, employees, contractors, agents, and Representatives (the “Ergon Indemnified Parties”) from and against any Liabilities resulting from Third Party Claims brought against Ergon Indemnified Parties to the extent arising out of or resulting from a material breach of this Agreement by Verde, its Affiliates, or their directors, officers, employees, agents, or Representatives; provided, however, that Verde shall have no obligations under this Section with respect to Third Party Claims to the extent arising out of or resulting from any act of the Ergon Indemnified Parties.

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c. Conditions of Indemnification. Neither Party may enter into any settlement that would admit any wrongdoing by or impose any liability on the part of the other Party, or impose any obligation on the other Party, without the other Party’s prior written consent. Each Party’s agreement to indemnify, defend, and hold harmless hereunder is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand, or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) calendar days after the indemnified Party has actual knowledge of such claim, demand, or action; (ii) responding to such claim, demand, or action within thirty (30) calendar days after such notice, and if no response is pursued then permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action; (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action; and (iv) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure.

13. Insurance

a. Insurance Requirements. Throughout the Term, each Party shall, at its sole cost and expense, procure and maintain [REDACTED]. Each Party shall have the other Party named as an additional insured under such policies.

b. Evidence of Insurance and Notice of Changes. Within [REDACTED] after the Effective Date, and thereafter upon request by either Party, the other Party shall provide the requesting Party with written evidence of such insurance. Additionally, a Party shall provide the other Party with written notice at least [REDACTED] prior to a Party cancelling, not renewing, or materially changing such insurance and further cause the issuing insurance company to provide to the other Party, at least [REDACTED] advance written notice of cancellation, non-renewal, or reduction in coverage, terms, or limits.

c. Waiver. To the fullest extent permitted by law, each Party and its insurers waive its right of recovery against any indemnitees hereunder for any claims, losses, or damages covered by any insurance policy required under this Agreement, including any self-insured retentions, deductibles, and/or self-insurance. Each Party is solely responsible for (a) all deductibles, self-insured retentions, and payment of insurance policy premiums; and (b) for agreements entered into after the Effective Date, ensuring its buyers of all tiers to maintain insurance in accordance with the insurance requirements in this Agreement.

d. Certificate of Insurance. Each Party shall provide the other Party with Certificates of Insurance and copies of all endorsements and evidence of the insurance required herein. Each Party shall name the other Party as an additional insured. Each Party shall have the right, but not the obligation, to examine any insurance policy required of the other Party hereunder. Neither (i) a Party’s procurement and maintenance of insurance under this Agreement nor (ii) the failure of any insurance company to pay claims, shall relieve such Party of its obligations under the Agreement. Each Party shall reimburse the other Party for any amounts that should have been paid by such insurance company. Nothing shall relieve a Party from, nor be deemed a waiver of, the other Party’s right to enforce the requirements herein. The types and amounts of insurance (including endorsements thereto) carried in compliance with or in addition to these insurance requirements are not to be construed as a limitation of a Party’s liability. The indemnification and insurance requirements required by this Agreement shall survive the expiration or termination of this Agreement and must be of sufficient type, scope, and duration to ensure the Parties are protected from any indemnification, ongoing or completed operations, or losses which may arise out of the performance of this Agreement.

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14. Notices. Any notice under this Agreement must be given in writing and shall be deemed delivered when delivered personally or delivered by recognized carrier service (e.g., FedEx) or delivered by email transmission to the address set forth below or such other address of which a Party may notify the other Party in writing from time to time:

If to Ergon:	Ergon Asphalt & Emulsions, Inc.
2829 Lakeland Drive
Flowood, MS 39232
Attn: Patrick Nation, President
Email: [REDACTED]

If to Ergon, copy (which shall not constitute notice) to:

Watson Jones PLLC
2829 Lakeland Dr., Suite 1502
Mirror Lake Plaza
Flowood, MS 39232
Attn: Robert Jones
Email: rjones@wjpllc.com

If to Verde:	Verde Renewables, Inc.
8112 Maryland Ave., Suite 400
St. Louis, MO 63105
Attn: Jack Wong, Chief Executive Officer
Email: [REDACTED]

If to Verde, copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Richard I. Anslow, Esq.
Email: ranslow@egsllp.com

15. Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of either Party to make payments to the other Party under any Addendum), if such failure or delay is caused by or results from acts beyond the reasonable control of the impacted Party (“Impacted Party”), including the following force majeure events (each, a “Force Majeure Event”): (a) acts of nature; (b) fire, flood, freeze, explosion, pandemic, or epidemic; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) changes in requirements of laws, regulations, or ordinances; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) governmental action or order; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortages of or delays in receiving raw materials; (j) breakdown of machinery or equipment; or (k) shortage of adequate power or transportation facilities. The Impacted Party shall give notice to the other Party of the Force Majeure Event within ten (10) days of the Force Majeure Event, and such notice shall state the period of time the Force Majeure Event is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable. In the event that the Impacted Party’s failure or delay remains uncured for a period of ninety (90) consecutive days following written notice given by it under this Section, either Party may thereafter terminate this Agreement upon thirty (30) days’ written notice.

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16. General Provisions

a. Ergon Affiliates. The rights granted to Ergon under this Agreement may be exercised by its Affiliates, provided that Ergon shall be responsible for ensuring that such Affiliate abides by the terms of this Agreement applicable to the exercise of such rights.

b. Construction of Agreement. Headings are included for convenience only and shall not be used to construe this Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, the Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement.

c. Compliance with Laws. The Parties shall at all times comply with all laws, statutes, rules, regulations, orders, and ordinances (“Laws”) applicable to this Agreement, each Party’s performance of its obligations hereunder, and Verde’s provision of the Services. Without limiting the generality of the foregoing, each Party shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the Services and (b) not engage in any activity or transaction involving the Services that violates any Law.

d. Governing Law; Jurisdiction and Venue. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of laws provisions thereof. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement in whole or in part. Regardless of what venue would otherwise be permissive or required, the Parties stipulate that all actions arising under or related to this Agreement shall be brought in the state or federal courts located in Wilmington, Delaware. The Parties agree that either of such forums is mutually convenient and bears a reasonable relationship to this Agreement, and the Parties waive objection to any venue laid therein. The Parties irrevocably submit to the jurisdiction of such courts for the purpose of any suit, action or other proceeding arising under or related to this Agreement.

e. Attorneys Fees. In the event of litigation between the Parties relating to this Agreement, the non-prevailing Party shall pay all actual costs, expenses, and fees incurred by the prevailing Party.

f. Modification. Any modification of this Agreement (including any Addenda) will be effective only if it is in writing and signed by duly authorized representatives of both Parties hereto. No modification of this Agreement will be made as a result of email message, text message, or phone communications.

g. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction, in whole or in part, the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties as nearly as may be possible. Should the Parties be unable to agree, the Parties hereby request the court to reform the otherwise illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible. Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of this Agreement remains enforceable.

h. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights, or remedies on any entity, other than the Parties and their Affiliates contemplated hereby or their permitted successors and assigns.

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i. Waiver. Neither Party will be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under this Agreement shall operate as a waiver thereof.

j. Relationship of the Parties. Neither Party nor any of its directors, officers, partners, employees, agents, contract or temporary employees, consultants, or any other person or entity acting on its behalf shall be deemed to be an employee, agent, partner, owner, or joint venturer of the other Party for any purpose whatsoever. Each Party shall act as an independent contractor, and nothing contained herein shall be construed to be inconsistent with this relationship. Neither Party shall have nor shall be deemed to have any interest whatsoever in any tangible or intangible property belonging to the other Party, including, without limitation, proprietary property or property rights or intellectual property or intellectual property rights, or any license agreement associated therewith, except as provided for herein.

k. Assignment; Successors and Assigns. Neither Party may assign or delegate this Agreement or any of its rights or obligations hereunder, except to an Affiliate, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, or conditioned. Any assignment or delegation to an Affiliate shall require prompt written notice to the other Party, and the Affiliate assignee shall assume all obligations of the assigning Party in writing. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. Notwithstanding the foregoing, the rights and obligations of the Parties, as set forth in this Agreement, shall be binding on and inure to the benefit of the Parties’ permitted successors and assigns.

l. No Other Promises and Agreements; Represented by Counsel. Each Party acknowledges and agrees that no promise or agreement which is not expressly set forth in this Agreement has been made to the other Party prior to executing this Agreement, and that such Party is not relying upon any statement or representation of the other Party or its representatives. Each Party is relying on its own judgment and has had the opportunity to be represented by legal counsel.

m. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. Any counterparts which are executed or delivered by electronic means shall be legal and binding on the Parties.

n. Entire Agreement. This Agreement, along with all Addenda, appendices, exhibits, agreements, and documents attached hereto or incorporated by reference herein, constitutes the entire agreement between the Parties regarding the subject matter of this Agreement, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

The Parties have caused this Master Commercialization and Collaboration Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Ergon Asphalt & Emulsions, Inc.		Verde Renewables, Inc.

Signature	/s/ Patrick Nation	Signature	/s/ Eric Bava
Name	Patrick Nation	Name	Eric Bava
Title	President	Title	Chief Operating Officer
Date	July 1, 2026	Date	July 1, 2026

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Appendix 1

Verde Services

“Services” shall mean the following core areas of support, together with any additional services provided under this Agreement or as may be mutually agreed upon by the Parties from time to time to ensure effective performance:

1. Carbon Accounting, Biochar Sales, and Distribution

Verde shall manage the carbon sales and distribution of Verde Product to Ergon’s customers or for use in Ergon-Verde Products, ensuring continuity of supply to support commercialization. Verde shall:

●	Confirm that supplied Verde Product meets the specifications necessary for final mix performance.

●	Track, monitor, and validate application volumes and associated carbon-sequestering outcomes.

●	Ensure carbon removal credits are generated in accordance with recognized standards and registries.

●	Administer data collection, reporting, and verification processes relating to carbon accounting.

●	Coordinate with Ergon on reporting and revenue-sharing processes to maintain transparency, compliance, and mutual benefit.

2. Construction Services

Verde shall provide technical and field support services to facilitate adoption of Verde Product in Ergon-Verde Products, including:

●	Development and delivery of training programs for Ergon’s customers pertaining to Verde Product, covering the proper materials characterization, design, handling, production, placement, and monitoring of final mixes.

●	Participation in demonstration projects and pilot installations of Ergon-Verde Product, including collaboration with Ergon and its customers in real-world environments to showcase construction and performance.

●	Provision of on-site supervision, technical guidance, and data collection to validate field results.

●	Support in analyzing and disseminating project outcomes to accelerate commercial adoption.

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Appendix 2 (Initial Project)

Addendum No. 1 to
Master Commercialization and Collaboration Agreement

Terms for Cold Paving Ergon-Verde Product

This Addendum No. 1 to Master Commercialization and Collaboration Agreement (the “Addendum”) is dated as of July 1, 2026 (the “Addendum Date”) by and between Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Ergon”), and Verde Renewables, Inc., a Missouri corporation (“Verde”). This Addendum is entered into pursuant to that certain Master Commercialization and Collaboration Agreement between Ergon and Verde dated July 1, 2026 (the “Master Agreement”). Terms not otherwise defined in this Addendum shall have the meaning given in the Master Agreement.

Preliminary Statement: Ergon and Verde desire to enter into the commercial arrangement described below, pursuant to and subject to the terms of the Master Agreement. In consideration of the mutual obligations, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ergon and Verde agree as follows:

A.	Project Description: Provide cold paving products to contractors to commercialize Ergon technologies utilizing Verde Product (“Project #1”).

B.	Biochar Supply: Subject to the terms of the Master Agreement, the target minimum volumes of Ergon emulsion for which Verde shall supply Verde Product to Ergon, its Affiliates or its customers for Project #1 is as follows (the “Target Supply Volumes”):

[REDACTED]

Product: Verde shall provide Verde Product in such amounts as are necessary to produce cold mix Ergon-Verde Product based on the above Ergon emulsion targets.

Ship Via: [REDACTED]

Delivery Point: [REDACTED]

Ergon and its Affiliates shall endeavor in good faith to, directly or indirectly through Ergon’s customers, meet the Target Supply Volumes The Target Supply Volumes are non-binding, good faith estimates only and are provided solely for planning and discussion purposes. Actual volumes, if any, may vary materially and shall depend on, among other things, market demand, customer adoption, successful field performance, pricing, product performance, supply availability, regulatory or specification acceptance, and overall commercial viability of Project #1. Nothing in this Addendum or the Master Agreement shall obligate Ergon or any of its Affiliates to purchase, source, sell, distribute, or cause any customer or other third party to purchase any minimum quantity of Verde Product or to achieve any of the Target Supply Volumes, except to the extent expressly set forth in a separate written agreement signed by Ergon. Failure to meet any Target Supply Volume shall not constitute a breach of this Addendum or the Master Agreement by Ergon or any of its Affiliates.

C.	Fees: N/A

D.	Carbon Credit Split: 50/50

E.	Net Revenue Sharing. Verde and Ergon shall share in the Net Revenue of sales of Verde Product to Ergon’s customers or introductions in connection with Project #1, with [REDACTED] of such Net Revenue being retained by Verde, and [REDACTED] being paid over in cash to Ergon. “Net Revenue” means gross sales less cost of goods sold, as computed in accordance with U.S. generally accepted accounting principles.

F.	Royalty. Ergon will pay to a cash royalty of [REDACTED] per gallon of Ergon’s emulsion sold in connection with Project #1.

i.	Royalty payment terms: royalty payments to Verde shall be paid by wire transfer of immediately available funds on a calendar quarterly basis in arrears, with payments to be made [REDACTED] from the end of each calendar quarter. The Parties shall share all relevant backup invoices, purchase orders or other accounting information necessary to calculate the royalty owed.

G.	For the avoidance of doubt, this Addendum No. 1 only relates to Project #1.

The Parties have executed this Addendum No. 1 as of the dates written below.

Ergon Asphalt & Emulsions, Inc.		Verde Renewables, Inc.

Signature	/s/ Patrick Nation	Signature	/s/ Eric Bava
Name	Patrick Nation	Name	Eric Bava
Title	President	Title	Chief Operating Officer
Date	July 1, 2026	Date	July 1, 2026

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Appendix 2A

Form of Addendum

Addendum No. __ to Master Commercialization and Collaboration Agreement

This Addendum No. __ to Master Commercialization and Collaboration Agreement (the “Addendum”) is dated as of ___, 20___ (the “Addendum Date”) by and between Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Ergon”), and Verde Renewables, Inc., a Missouri corporation (“Verde”). This Addendum is entered into pursuant to that certain Master Commercialization and Collaboration Agreement between Ergon and Verde dated July 1, 2026 (the “Master Agreement”). Terms not otherwise defined in this Addendum shall have the meaning given in the Master Agreement.

Preliminary Statement: Ergon and Verde desire to enter into the commercial arrangement described below, pursuant to and subject to the terms of the Master Agreement.

In consideration of the mutual obligations, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ergon and Verde agree as follows:

A.	Project Description:

B.	Biochar Supply:

Term:

Product:

Quantity:

Ship Via:

Delivery Point: [FOB ________]

Price: To be agreed between Verde and customer; Payment Terms: Per Verde invoice

C.	Fees: N/A

D.	Carbon Credit Split: 50/50

E.	Other Terms: [if applicable]

The Parties have caused this Addendum No. __ to Master Commercialization and Collaboration Agreement to be executed by their respective duly authorized representatives as of the Addendum Date.

Ergon Asphalt & Emulsions, Inc.	Verde Renewables, Inc.

Signature	Signature
Name	Name
Title	Title
Date	Date

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Appendix 3

Biochar Purchase Terms and Conditions

This Appendix 3 is a part of that certain Master Commercialization and Collaboration Agreement, dated July 1, 2026, between Ergon and Verde (the “Master Agreement”). All capitalized terms used but not defined in this Appendix 3 shall have the meanings ascribed to them in the Master Agreement. Purchases of Verde Product by Ergon, Ergon’s Affiliates from Verde shall be subject to the following terms and conditions:

Order Procedure.

Ergon shall initiate all orders to Verde by issuing a written purchase order (each, a “Purchase Order”) by email. By placing a Purchase Order, Ergon makes an offer to purchase Verde Product pursuant to the terms and conditions of this Agreement and on no other terms. Any variations made to the terms and conditions of this Agreement by Ergon in any Purchase Order are void and have no effect. This Agreement governs Ergon’s purchase of Verde Product from Verde and supersedes any conflicting terms and conditions in Ergon’s Purchase Order.

Verde has the right, in its reasonable discretion, to accept or reject any Purchase Order; provided that Verde shall not unreasonably reject any Purchase Order that is consistent with the terms of an applicable Addendum. Verde may accept any Purchase Order by confirming the order (whether by written confirmation, invoice, email, or other written communication) or by shipping (or causing the shipping of) the Verde Product listed in the applicable Purchase Order, whichever occurs first. No Purchase Order is binding on Verde unless accepted by Verde as provided in this Agreement.

Verde may, in its sole discretion and without liability or penalty, cancel or amend any Purchase Order accepted by Verde hereunder if Ergon is in material breach of this Agreement that remains uncured after notice and the applicable cure period. Ergon shall have no right to cancel or amend any Purchase Order following its acceptance by Verde, except (i) upon agreement by the Parties, (ii) if Verde is in material breach of this Agreement, or (iii) upon reasonable prior written notice if the Verde Product has not yet shipped.

Payment. Amounts due under this Agreement or any Addendum from one Party to the other Party shall be sent to such Party’s address set forth in Section 14 by check, or by wire transfer or electronic funds transfer to such banking institution as such Party may direct from time to time. Payments shall be made in United States Dollars, [REDACTED]. If payment is not received by the due date, a late charge may be added at the rate of [REDACTED] per month ([REDACTED] per year) or the maximum legal rate, whichever is less, from the due date thereof until paid. Without prejudice to a Party’s right subsequently to assert claims it may have under this Agreement, all undisputed payments required to be made by a Party shall be made punctually and without set-off or deduction whatsoever for any claims which a Party may now have or hereafter acquire against the other Party.

Quality and Performance.

Subject to cooperation with Verde in connection with Verde’s performance of the Services, Ergon shall retain the right to enforce Verde Product quality and performance standards.

Specifications. Specifications for the Ergon-Verde Product shall be as mutually agreed-upon by the Parties from time to time on a Project-by-Project basis in an Addendum.

Delivery. Terms TBD on a Project-by-Project basis.

Title; Risk of Loss. Terms TBD on a Project-by-Project basis.

Acceptance. Verde Product shall be received subject to Ergon’s inspection, testing, approval, and acceptance at Ergon’s premises. Verde Product shall conform to the mutually agreed-upon specifications for the Verde Product. Defects in the Verde Product shall not be deemed waived by Ergon’s failure to notify Verde upon receipt of the Verde Product, inspection, or by payment of invoice. Verde Product rejected by Ergon as not conforming to the specifications may be returned to Verde at Verde’s risk and expense.

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